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                                                                 EXHIBIT 3(a)(i)

      CERTIFICATE OF INCORPORATION OF OFFSHORE TOOL & ENERGY CORPORATION


                                   ARTICLE 1
                              NAME OF CORPORATION

     The name of the Corporation is Offshore Tool & Energy Corporation.


                                   ARTICLE 2
                               REGISTERED OFFICE

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at that address is The Corporation Trust Company.


                                   ARTICLE 3
                                    PURPOSES

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as it may be amended from time to time.


                                   ARTICLE 4
                                 CAPITAL STOCK

     A. General. The total number of shares which the Corporation shall have authority to issue is One Hundred and Five Million (105,000,000) shares, of which One Hundred Million (100,000,000) shares shall be designated as Common Stock with a par value of $0.01 per share, and Five Million (5,000,000) shares shall be designated as Preferred Stock with a par value of $1.00 per share.

     B. Preferred Stock. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting power, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution of resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following: (1) the designation of and number of shares constituting such series; (2) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock or any series thereof and whether such dividends shall be cumulative or noncumulative; (3) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption; (4) the terms and amount of any sinking fund provided for the purchase of redemption of the shares of such series; (5) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or any other series of any class or classes of capital stock of the Corporation, and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange; (6) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms and conditions of such voting rights; (7) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and (8) the rights of the holder of the shares of such series upon the liquidation, dissolution, or winding up of the Corporation.

                                   ARTICLE 5
                               BOARD OF DIRECTORS

     A. Powers. All of the powers of the Corporation are hereby conferred upon the Board of Directors, insofar as such powers may be lawfully vested by this Certificate of Incorporation. In furtherance and not in
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limitation of these powers, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the Corporation's Bylaws, subject to the provisions of Article 6.

     B. Number of Directors. The number of directors may be fixed from time to time in the Corporation's Bylaws, provided that the number of directors shall not be reduced to shorten the term of any director at the time in office.

     C. Vacancies. Except as provided in Section (E) of this Article 5, any vacancy on the Board of Directors (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the stockholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled only by the Board of Directors, acting by a vote of a majority of all the directors, and any director so appointed shall serve until the next stockholders' meeting held for the election of directors and until his successor is duly elected and qualified.

     D. Removal. Subject to Section (E) of this Article 5, and notwithstanding any other provisions of this Certificate of Incorporation or the Corporation's Bylaws, any director or the entire Board of Directors may be removed at any time at a stockholders' meeting called for such purpose by the affirmative vote of holders of not less than 80% of the outstanding capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, present or represented at any such meeting. At the same meeting in which the stockholders remove one or more directors, the stockholders may elect a successor or successors for the unexpired term of the director or directors removed. Except as set forth in this Article 5, Section (D), directors shall not be subject to removal.

     E. Directors Elected by Preferred Stockholders. Notwithstanding anything in this Certificate of Incorporation to the contrary, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Certificate of Incorporation (as amended from time to time) fixing the rights and preferences of such Preferred Stock shall govern with respect to the nomination, election, term, removal, vacancies or other related matters with respect to such directors.


                                   ARTICLE 6
                                     BYLAWS

     The Bylaws of the Corporation and any provision thereof may be made, adopted, amended or repealed only by (1) the affirmative vote of a majority of the total number of directors who constitute the Board of Directors, or (2) the affirmative vote of the holders of not less than 80% of the outstanding capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, present or represented at any regular or special meeting of stockholders.


                                   ARTICLE 7
                  LIMITATION OF LIABILITY AND INDEMNIFICATION

     A. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     B. Authorization of Further Actions. The Board of Directors may (a) cause the Corporation to enter into contracts with directors providing for the limitation of liability set forth in this Article 7 to the fullest extent permitted by law, (b) adopt Bylaws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including without limitation directors and officers of the Corporation's direct and indirect subsidiaries) to the fullest extent permitted by law, and (c) cause the Corporation to exercise the powers set forth in Section 145(g) of the Delaware General Corporation Law,

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notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries thereof.

     C. Subsidiaries. The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

     D. Amendment. Any amendment or repeal of this Article 7 shall not adversely affect any elimination or limitation of liability of a director of the Corporation under this Article 7 with respect to any action or inaction occurring prior to the time of such amendment or repeal. No amendment or repeal of any Bylaw or resolution relating to indemnification shall adversely affect any person's entitlement to indemnification whose claim thereto results from conduct occurring prior to the date of such amendment or repeal.

                                   ARTICLE 8
                                   AMENDMENTS

     Articles 5, 6, 7 and 8 of this Certificate of Incorporation shall not be amended in any manner (whether by modification or repeal of an existing Article or Articles or by addition of a new Article or Articles), except upon resolutions adopted by the affirmative vote of holders of not less than 80% of outstanding capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, present or represented at any regular or special meeting of stockholders; provided, however, that if such resolutions shall first be adopted by a majority of the total number of directors who constitute the Board of Directors then such resolutions shall be deemed adopted by the stockholders upon the affirmative vote of holders of not less than a majority of the outstanding capital stock of the Corporation entitled to vote generally in an election of directors, voting as a single class.

     The name and address of the incorporator of the Corporation is as follows:

                            Harry M. Zimmerman, Jr.
                               701 Poydras Street
                             4500 One Shell Square
                         New Orleans, Louisiana  70139

     The name and address of each person who is to serve as a director of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

                            The Hon. Robert A. Rayne
                                 Carlton House
                             33 Robert Adam Street
                                 London W1M 5AH

                              Bernard Duroc-Danner
                                5 Post Oak Road
                                   Suite 1760
                             Houston, Texas  77027

                            McGowin I. Patrick, Jr.
                             300 St. Francis Street
                             Mobile, Alabama  36602

                              Clifton C. Inge, Jr.
                             300 St. Francis Street
                             Mobile, Alabama  36602

                              Byron A. Adams, Jr.
                             300 St. Francis Street
                             Mobile, Alabama  36602

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     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this August 20, 1998.



                                     /s/ Harry M. Zimmerman, Jr.
                                     ---------------------------
                                     Harry M. Zimmerman, Jr.
                                     701 Poydras Street
                                     4500 One Shell Square
                                     New Orleans, Louisiana  70139

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